Exhibit 4.1

Sempra

OFFICERS’ CERTIFICATE

(Pursuant to Sections 201 and 301 of the Indenture)

August 29, 2025

The undersigned, Glen A. Donovan, Senior Vice President, Finance, and Patrick S. Billings, Vice President and Treasurer, respectively, of Sempra, a California corporation (the “Corporation”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture dated as of June 26, 2019 (the “Indenture”) between the Corporation (formerly known as Sempra Energy) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”) including Sections 102, 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions or covenants set forth in the Indenture relating to the establishment of the terms of $800,000,000 aggregate principal amount of the Corporation’s 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Notes”) and the form of certificate evidencing the Notes have been complied with, and whether the conditions or covenants in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, certify that (1) the terms of the Notes were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of the Corporation on May 11, 2023 (the “Resolutions”) and such terms are as set forth and incorporated by reference in Annex I hereto, (2) the form of certificate evidencing the Notes was established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto, (3) a true, complete and correct copy of the Resolutions, which were duly adopted by the Board of Directors of the Corporation and are in full force and effect on the date hereof, is attached as an exhibit to the Certificate of the Secretary of the Corporation of even date herewith, and (4) the form and terms of the Notes have been established pursuant to Sections 201, 202, 203 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions or covenants provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the terms of the Notes and the form of certificate evidencing the Notes, and relating to the issuance, execution, authentication and delivery of the Notes, have been complied with.

This certificate may be executed by the parties hereto in counterparts, each of which when so executed shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

1

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ Glen A. Donovan
Glen A. Donovan
Senior Vice President, Finance

/s/ Patrick S. Billings
Patrick S. Billings
Vice President and Treasurer

[Signature Page to Officers’ Certificate Pursuant to Indenture]

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture (as defined in the Officers’ Certificate of which this Annex I constitutes a part).

(1) A new series of the Corporation’s debt securities under the Indenture is established hereby and shall be known and designated as the “6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056” (hereinafter sometimes referred to as the “Securities,” the “Securities of this series,” the “Securities of such series” or the “Notes”). The term “Form of Note” means the form of certificate evidencing the Securities of such series attached as Annex II to the Officers’ Certificate of which this Annex I constitutes a part.

(2) The aggregate principal amount of the Securities of such series which may be authenticated and delivered under the Indenture is limited to $800,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 304, 305, 306, 906 or 1106 of the Indenture and except for any Securities of such series which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture. However, such series of Securities may be re-opened by the Corporation for the issuance of additional Securities of the same series, so long as any such additional Securities of such series (i) have the same form and terms (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date, and except that the provisions of the Securities of such series specifying the rate of interest thereon to but excluding the First Reset Date (as defined in the Form of Note) shall not be applicable to any such additional Securities of such series whose date of original issuance is on or after the First Reset Date), and carry the same right to receive accrued and unpaid interest (if any), as the Securities of such series theretofore issued and (ii) shall form a single series under the Indenture with the Securities of such series theretofore issued, and provided that such additional Securities of such series are fungible with the Securities of such series theretofore issued for United States federal income tax purposes; provided, however, that, notwithstanding the foregoing, such series of Securities may not be re-opened if the Corporation has effected Defeasance with respect to the Securities of such series pursuant to Section 1302 of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture.

(3) The Securities of such series are to be issued only as registered securities without coupons. The Securities of such series shall be issued in book-entry form and represented by one or more global Securities (the “Global Securities”) of such series, the initial depositary (the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

(4) The Securities of such series shall be sold by the Corporation to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement dated August 26, 2025 among the Corporation and Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., MUFG Securities Americas Inc. and Santander US Capital Markets LLC, as representatives of the Underwriters, for a total price of $792,000,000, and the initial price to the public of Securities of such series shall be 100.000% of the principal amount of the Securities of such series (plus accrued and unpaid interest, if any), and total underwriting discounts and commissions shall be $8,000,000.

(5) The Securities of such series shall not be repayable or redeemable at the option of the Holders prior to the Stated Maturity of the principal of the Securities of such series (except as provided in Article V of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(6) The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Securities of such series.

(7) The Corporation hereby appoints the Trustee, acting through its Corporate Trust Office in the Borough of Manhattan, The City of New York, as the Corporation’s agent for the purposes specified in Section 1002 of the Indenture with respect to the Securities of such series; provided, however, subject to Section 1002 of the

Annex I-1

Indenture, the Corporation may at any time remove the Trustee as its office or agency in the Borough of Manhattan, The City of New York designated for such purposes with respect to the Securities of such series and may from time to time designate one or more other offices or agencies for such purposes with respect to the Securities of such series and may from time to time rescind such designation, so long as the Corporation shall at all times maintain an office or agency for such purposes with respect to the Securities of such series in the Borough of Manhattan, The City of New York.

(8) The Securities of such series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(9) The principal of, premium, if any, and interest on the Securities of such series shall be payable in U.S. dollars.

(10) Section 1303 of the Indenture shall not apply to the Securities of such series.

(11) The Securities of such series shall not be convertible into or exchangeable for other securities.

(12) Anything in the Indenture or the Securities of such series to the contrary notwithstanding, payments of the principal of and premium, if any, and interest on the Global Securities of such series shall be made by wire transfer to the Depositary or its nominee or to any successor depositary or nominee, whichever shall be the registered Holder of such Global Securities of such series from time to time.

(13) To the extent that any provision of the Indenture or the Securities of such series provides for the payment of interest on overdue principal of, or premium, if any, or interest on, the Securities of such series, then, to the extent permitted by law, interest on such overdue principal, premium, if any, and interest shall accrue at the then-applicable rate of interest borne by the Securities of such series (as reset from time to time in accordance with the terms of the Securities of such series).

(14) The Securities of such series shall have such other terms and provisions as are set forth in the Form of Note, all of which terms and provisions are incorporated by reference in and made a part of this Annex I as if set forth in full herein.

(15) As used in the Indenture with respect to the Securities of such series and in the certificates evidencing the Securities of such series, all references to “premium” on the Securities of such series shall mean any amounts (other than accrued interest) payable upon the redemption of any Securities of such series in excess of 100% of the principal amount of such Securities.

(16) The following provisions of the Indenture are hereby amended, provided that such amendments shall only be applicable with respect to the Securities of such series and shall not be applicable with respect to any other series of debt securities issued under the Indenture:

(a)	clause (4) of Section 501 of the Indenture is hereby amended by replacing “25%” with “33%”;

(b)	the first paragraph of Section 502 of the Indenture is hereby amended by replacing “25%” with “33%”; and

(c)	clause (2) of Section 507 of the Indenture is hereby amended by replacing “25%” with “33%”.

(17) Notwithstanding the provisions of Section 502 of the Indenture, neither the Trustee nor the Holders of the Securities of such series shall be entitled to declare the principal of or accrued and unpaid interest on the Securities of such series to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (4) of Section 501 of the Indenture applicable to the Securities of such series, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Securities of such series; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (4) of Section 501 of the Indenture with respect to the Securities of such series shall have occurred and shall be continuing, the Trustee and the Holders of the Securities of such series may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

Annex I-2

(18) The term “Senior Indebtedness,” when used with reference to the Securities of this series, shall have the meaning set forth in Section 101 of the Indenture and the Subordination Provisions (as defined in the Indenture) with respect to the Securities of this series shall be the provisions set forth in Article XIV of the Indenture. For purposes of the Indenture and anything therein to the contrary notwithstanding, the Securities of this series shall rank equally in right of payment with the Other Junior Subordinated Notes (as defined below), the Other Junior Subordinated Notes shall not constitute Senior Indebtedness with respect to the Securities of this series, and the Securities of this series shall not constitute Senior Indebtedness with respect to the Other Junior Subordinated Notes. “Other Junior Subordinated Notes” means the Corporation’s 4.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052 issued on November 19, 2021, 6.400% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 issued on September 9, 2024, 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 issued on March 14, 2024 and May 31, 2024, 6.550% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 issued on November 21, 2024, 6.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 issued on November 21, 2024 and 5.750% Junior Subordinated Notes due 2079 issued on June 26, 2019, each of which constitute a separate series of the Corporation’s debt securities under the Indenture, together with any additional debt securities of the same series which may in the future be issued under the Indenture upon any re-opening of such series.

Annex I-3

ANNEX II

Form of Certificate Evidencing the 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

Annex II-1

[For inclusion in Global Securities—] THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

[For inclusion in Global Securities—] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE CORPORATION (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SEMPRA

6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

No. 00	$
CUSIP No. 816851 BW8 ISIN No. US816851BW83

Sempra (formerly known as Sempra Energy), a corporation duly organized and existing under the laws of the State of California (herein called the “Corporation,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________________, or registered assigns, the principal sum of ____________________ Dollars ($____________________) on April 1, 2056 (the “Maturity Date”), and to pay interest thereon from and including August 29, 2025 (the “Original Issue Date”) or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year (each, an “Interest Payment Date”), commencing April 1, 2026 (subject to the right of the Corporation to defer the payment of interest, but not beyond the Maturity Date, in accordance with the provisions set forth below), and on the Maturity Date (i) from and including the Original Issue Date to but excluding April 1, 2031 (the “First Reset Date”), at the rate of 6.375% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of 2.632%, to be reset on each Reset Date (as defined below); provided that the interest rate during any Reset Period will not reset below 6.375% per annum (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date), until the principal hereof is paid or made available for payment, provided that any principal hereof or (to the extent that the payment of such interest shall be legally enforceable) premium, if any, or interest hereon which is not paid when due shall bear interest at the then-applicable interest rate on the Securities (as defined on the reverse hereof) of this series (as reset from time to time in accordance with the terms of the Securities of this series) from the respective dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. Interest on this Security shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day (as defined in the Indenture)), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date by virtue of having been such Holder and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (as defined on the reverse hereof), notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Annex II-2

The applicable interest rate for each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.375% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day (as defined below) prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and April 1 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

The term “business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Corporation and serving as such agent with respect to the Securities of this series at such time. Unless the Corporation has validly called all of the outstanding Securities of this series for redemption on a Redemption Date occurring prior to the First Reset Date, the Corporation will appoint a Calculation Agent for the Securities of this series prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Corporation has called all of the outstanding Securities of this series for redemption on a Redemption Date occurring prior to the First Reset Date but the Corporation does not redeem all of the outstanding Securities of this series on such Redemption Date, the Corporation will appoint a Calculation Agent for the Securities of this series as promptly as practicable after such proposed Redemption Date. The Corporation may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Securities of this series when so required). The Corporation may appoint itself or an Affiliate of the Corporation as Calculation Agent.

Annex II-3

As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Corporation of the interest rate for the Reset Period and the Corporation will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and each Paying Agent for the Securities of this series of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below) beginning on or after the First Reset Date, will be on file at the Corporation’s principal offices, will be made available to any Holder or beneficial owner of the Securities of this series upon request and will be final and binding in the absence of manifest error.

The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall the Trustee be under any obligation to oversee or monitor the Calculation Agent’s performance; and the Trustee shall be entitled to rely conclusively upon any determination made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Calculation Agent, without independent verification, investigation or inquiry of any kind.

The Trustee shall be under no duty to succeed to, assume or otherwise perform any of the duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal, or to remove and replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to its duties and obligations under the terms of the governing documents.

So long as no Event of Default with respect to the Securities of this series has occurred and is continuing, the Corporation may, at its option, defer interest payments on the Securities of this series, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods each (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Securities of this series will continue to accrue at the then-applicable interest rate on the Securities of this series (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities of this series). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Securities of this series (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities of this series), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Securities of this series during an Optional Deferral Period, except upon a redemption of any Securities of this series on any Redemption Date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Securities of this series to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Securities of this series shall have been declared due and payable as the result of an Event of Default with respect to the Securities of this series (in which case all accrued and unpaid interest on the Securities of this series, including, to the extent permitted by applicable law, any compound interest on the Securities of this series, shall become due and payable). All references in the Securities of this series and, insofar as relates to the Securities of this series, the Indenture to “interest” on the Securities of this series shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Corporation may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Corporation may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Securities of this series, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), shall have been paid in full, the Corporation may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Corporation may not begin a new Optional Deferral Period unless the Corporation has paid all accrued and unpaid interest on the Securities of this series (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

Annex II-4

During any Optional Deferral Period, the Corporation shall not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

(a)	declare or pay any dividends or distributions on any Capital Stock (as defined below) of the Corporation;

(b)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Corporation;

(c)

pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Corporation that ranks equally with or junior to the Securities of this series in right of payment; or

(d)	make any payments with respect to any guarantees by the Corporation of any indebtedness if such guarantees rank equally with or junior to the Securities of this series in right of payment.

However, during an Optional Deferral Period, the Corporation may (a) declare and pay dividends or distributions payable solely in shares of its common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of its common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Corporation to all holders of its common stock of rights entitling them to subscribe for or purchase its common stock or any class or series of its preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of its common stock, (c) issue any shares of its Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify its Capital Stock or exchange or convert one class or series of its Capital Stock for another class or series of its Capital Stock, (e) purchase fractional interests in shares of its Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of its common stock related to the issuance of its common stock or rights under any dividend reinvestment plan or related to any of its benefit plans for its directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Corporation into other Capital Stock of the Corporation in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

The Corporation will give the holders of the Securities of this series and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Corporation is required to give notice to any applicable self-regulatory organization or to Holders of the Securities of this series of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding April 1, 2026.

Annex II-5

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto. Notwithstanding the foregoing, so long as the Holder of this Security is the Depositary or its nominee, payment of the principal of (and premium, if any) and interest on this Security will be made by wire transfer of immediately available funds.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

Annex II-6

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

SEMPRA

By:
Name:	Patrick S. Billings
Title:	Vice President and Treasurer

Attest:

By:
Name:	Bradley H. Oliphant
Title:	Assistant Secretary

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
As successor Trustee to U.S. Bank National Association

By:
Authorized Signatory

Dated:

Annex II-7

(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of debt securities of the Corporation (herein called the “Securities” or the “Securities of this series”), issued and to be issued in one or more series under an Indenture, dated as of June 26, 2019 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Corporation and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Corporation may at its option redeem the Securities of this series, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, at a Redemption Price in cash equal to 100% of the principal amount of the Securities of this series to be redeemed, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to be redeemed to, but excluding, the Redemption Date.

The Corporation may at its option redeem the Securities of this series, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the Securities of this series, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

A “Tax Event” means that the Corporation has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)

a threatened challenge asserted in writing in connection with a tax audit of the Corporation or any of the Corporation’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after August 26, 2025, there is more than an insubstantial risk that interest payable by the Corporation on the Securities of this series is not deductible, or within 90 days would not be deductible, in whole or in part, by the Corporation for United States federal income tax purposes.

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The Corporation may at its option redeem the Securities of this series, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a Redemption Price in cash equal to 102% of the principal amount of the Securities of this series, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Corporation (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Securities of this series, (a) as such methodology was in effect on August 26, 2025, in the case of any rating agency that published a rating for the Corporation as of August 26, 2025, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Corporation, in the case of any rating agency that first publishes a rating for the Corporation after August 26, 2025 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Securities of this series by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Securities of this series as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Securities of this series by such rating agency had the current methodology not been changed.

Notwithstanding any statement to the contrary set forth above, installments of interest on the Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Securities of this series will be payable on that Interest Payment Date to the Holders of such Securities as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date, according to the terms of the Securities of this series and the Indenture, except that, if a Redemption Date for any Securities of this series falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Securities of this series will be paid on such Redemption Date to the Persons entitled to receive the Redemption Price of such Securities of this series. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

The Corporation will mail or cause to be mailed notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Securities of this series to be redeemed. Once notice of redemption is mailed, the Securities of this series called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the Redemption Date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a Security of this series is redeemed, the Trustee will issue in the name of the Holder hereof and deliver to such Holder a new Security of this series in a principal amount equal to the unredeemed portion of the principal of the Security of this series surrendered for redemption. If the Corporation elects to redeem all or a portion of the Securities of this series, then, unless otherwise provided in the notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the Paying Agent or the Trustee of monies sufficient to pay the Redemption Price.

If, at the time a notice of redemption is given, (i) the Corporation has not effected satisfaction and discharge or Defeasance of the Securities of this series pursuant to Section 401 or Section 1302, respectively, of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or Defeasance of the Securities of this series, then, if the notice of redemption so provides and at the Corporation’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable Redemption Date, monies in an amount sufficient to pay the Redemption Price and accrued and unpaid interest on the

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Securities of this series called for redemption to, but excluding, the Redemption Date. If monies in such amount are not received by the Trustee on or before such Redemption Date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Corporation shall not be required to redeem the Securities of this series called for redemption on such Redemption Date. In the event that a redemption is canceled, the Corporation will, not later than the business day immediately following the proposed Redemption Date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Securities of this series called for redemption (which notice will also indicate that any Securities of this series or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Corporation will direct the Trustee to, and the Trustee will, promptly return any Securities of this series or portions thereof that have been surrendered for redemption to the applicable Holders.

Unless the Corporation defaults in payment of the Redemption Price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

If less than all of the Securities of this series are to be redeemed on any Redemption Date, the particular Securities of this series (or portions thereof) to be redeemed shall be selected by such method as the Trustee shall deem fair and appropriate or, in the case of Securities of this series in book-entry form represented by one or more Global Securities, by such method of selection as may be required or permitted by the Depositary for such Global Securities.

The Indenture contains provisions for Defeasance at any time of the entire indebtedness of the Securities of this series upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series (other than an Event of Default of the type set forth in clause (4) of Section 501 of the Indenture with respect to the Securities of this series) shall occur and be continuing, the principal of and accrued and unpaid interest, if any (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest), on the Securities of this series may be declared due and payable immediately in the manner and with the effect provided in the Indenture. Neither the Trustee nor the Holders of the Securities of this series shall be entitled to declare the principal of or accrued and unpaid interest on the Securities of this series to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (4) of Section 501 of the Indenture applicable to the Securities of this series, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Securities of this series; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (4) of Section 501 of the Indenture shall have occurred and shall be continuing with respect to the Securities of this series, the Trustee and the Holders of the Securities of this series may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

The indebtedness represented by the Securities of this series is, to the extent and in a manner set forth in the Indenture, expressly subordinated in right of payment to the prior payment of all existing and future Senior Indebtedness (as defined in or pursuant to the Indenture with respect to the Securities of this series) and this Security is issued subject to such provisions, and each Holder of this Security, by acceptance thereof, shall be deemed to have agreed to and to be bound by such provisions and to authorize and direct the Trustee in his, her or its behalf to take such action as may be necessary or appropriate to effectuate such subordination as provided in the Indenture and to appoint the Trustee his, her or its attorney-in-fact, as the case may be, for any and all such purposes. For purposes of the Indenture and anything therein to the contrary notwithstanding, the Securities of this series shall rank equally in right of payment with the Other Junior Subordinated Notes (as defined below), the Other Junior Subordinated Notes shall not constitute Senior Indebtedness with respect to the Securities of this series, and the Securities of this series shall not constitute Senior Indebtedness with respect to the Other Junior Subordinated Notes. “Other Junior Subordinated Notes” means the Corporation’s 4.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052 issued on November 19, 2021, 6.400% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 issued on September 9, 2024, 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 issued on March 14, 2024 and May 31, 2024, 6.550% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 issued on November 21, 2024, 6.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 issued on November 21, 2024 and 5.750% Junior Subordinated Notes due 2079 issued on June 26, 2019, each of which constitute a separate series of the Corporation’s debt securities under the Indenture together with any additional debt securities of the same series which may in the future be issued under the Indenture upon any re-opening of such series.

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The Corporation agrees that the Corporation, and each Holder (and beneficial owner) of Securities of this series shall, by accepting any Securities of this series (or a beneficial interest therein), be deemed to have agreed that such Holder (or beneficial owner) intends that the Securities of this series constitute indebtedness of the Corporation, and will treat the Securities of this series as indebtedness of the Corporation, for United States federal, state and local tax purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the Securities of each series affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing, on behalf of the Holders of all Securities of such series, to waive, with certain exceptions, such past default with respect to such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, such Holder or Holders shall have offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

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No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, subject to certain exceptions set forth in the Indenture.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

All terms used in this Security which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

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